UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

ParagonCoin Limited
(Exact name of registrant as specified in its charter)

Gibraltar	N/A
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6 Bayside Road, 1st Floor - Unit 1.02 Gibraltar, Gibraltar	GX11 1AA
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: +441483940000

Securities to be registered pursuant to Section 12(b) of the Act:

ParagonCoin (PRG) digital tokens
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Non-accelerated filer	☐
Accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

2

EXPLANATORY NOTE

ParagonCoin Limited is filing this General Form for Registration of Securities on Form 10, which we refer to as the Registration Statement, to register its Paragon Token digital tokens (“PRG”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Unless otherwise mentioned or unless the context requires otherwise, when used in this Registration Statement, the terms "ParagonCoin," "Company," "we," "us," and "our" refer to ParagonCoin Limited, a Gibraltar company.

We have filed this registration statement on Form 10 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on a voluntary basis in connection with the settlement with the SEC by our Affiliate ParagonCoin, Inc., a Delaware company, (the “Settlement”) related to our issuance of PRG Tokens in our August to October 2017 Token Crowdsale, and to provide current information to holders of PRG Tokens who are potential claimants against the Company pursuant to Section 12(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Once this Registration Statement is effective, we will be subject to the requirements of Section 13(a) of the Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act. We are also a “smaller reporting company” as defined in Exchange Act Rule 12b-2. As a result, we are eligible to take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies including, but not limited to, not being subject to the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. For implications of our status as smaller reporting company and as an emerging growth company, please see the section titled “Business – Emerging Growth Company” of this Registration Statement.

FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Registration Statement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Registration Statement that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Registration Statement and the documents that we have filed as exhibits to this Registration Statement with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Registration Statement are made as of the date of this Registration Statement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

3

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this Registration Statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission, or SEC. You may read and copy this information, for a copying fee, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the website maintained by the SEC at http://www.sec.gov.

When this Registration Statement is effective, we will make available, through a link to the SEC's website, electronic copies of the materials we file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports.

4

Item 1. Business.

Overview

ParagonCoin Limited is a company formed with the sole business of issuing PRG Tokens which can be used to purchase cannabis technology related services, including but not limited to blockchain software-based tracking solutions provided as a “software as a service” product being developed for the cannabis industry by an affiliate, ParagonCoin, Inc, (“Paragon”).  In addition, it was anticipated that the Tokens could be used to pay rent in a planned cannabis co-working space in a building located at 1463 Tamarind Ave, Los Angeles, CA 90028, acquired by our affiliate ParagonSpaces LLC (“ParagonSpaces”) on May 1, 2018.  This property is now under contract for sale at a price of $4,200,000 as we have determined to focus on the continued development of our proprietary blockchain computer software technology and not to pursue this other aspect of our initial business plan at this time.

As ParagonCoin, Paragon and ParagonSpaces are all affiliated entities with an interrelated business plan as described in its White Paper and other public information, we have presented financial statements and financial information in this Form 10 on a combined basis.

Company Filing the Form 10

ParagonCoin Limited was incorporated under the laws of the Gibraltar originally as Nocturne Limited in April 2017. We changed our name to ParagonCoin Limited in January 2018. Our principal executive ofices are located at 6 Bayside Road, 1st Floor - Unit 1.02, Gibraltar, GX11 1AA, Gibraltar and our telephone number is +441483940000.

Creation of PRG Tokens

In June 2017, Jessica VerSteeg Lavrov, our owner and President, contracted ADB Alliance LLC to develop PRG Tokens and a third-party technical auditor, ADBK Consulting, to verify the smart contract used to create PRG Tokens.

We created 200,000,000 PRG Tokens on the Ethereum network.

What is PRG?

PRG is Paragon’s ERC-20 smart contract on Ethereum network. Our technical team programmed the smart contract based on the technical specifications outlined in the White Paper used in connection with the offer and sale of PRG Tokens.

What is Ethereum?

Ethereum is an open-source, public, blockchain-based distributed computing platform and operating system featuring smart contract functionality.

5

What is ERC-20?

ERC-20 is a technical standard used for smart contracts on the Ethereum blockchain for implementing tokens. ERC stands for Ethereum Request for Comment, and 20 is the number that was assigned to this request.

What is a Smart Contract?

A smart contract is a computer protocol intended to digitally facilitate, verify, or enforce the negotiation or performance of a contract. Smart contracts allow the performance of credible transactions without third parties. These transactions are trackable and irreversible.

What was the result?

The result was that the total number of PRG Tokens created was 200,000,000. This number was programmed into the smart contract. Because the transaction creating the PRG Tokens on Ethereum blockchain is irreversible, once the contract was deployed it’s no longer possible to change any of its settings. Creation and issuance of additional tokens was prohibited under the terms of the smart contract, and thus the number of PRG Tokens in circulation cannot exceed 200,000,000. However, there are features that allow the number of PRG Tokens available for circulation to be reduced. For example, the terms of the Offering of Tokens provided for reduction of the number of PRG Tokens that could be issued under certain circumstances. In addition, there is a built-in formula in the PRG smart contract that deducts a small fee every time there is a transaction involving the transfer of PRG Tokens. As a result, there are currently no more than 146,023,491 PRG Tokens which can be issued, a number which can further decrease but never be increased.

Use of Tokens

Track and Trace Computer software

Paragon’s primary business is the continuing development of a track and trace computer software for use in the cannabis business but with applicability in many other businesses as well. Various individual transactions in this computer software will be paid for in PRG Tokens.

The PRG Tokens are used in a blockchain based "track and trace" solution with a marketplace for products and services in the agricultural and healthcare sectors that Paragon is continuing to develop.

The seed-to-sale solution is designed to provide the ability for an immutable ledger from the origination of the agricultural product (seed) and through the final sale to the end-user (sale), designed to reduce the risk of errors and protect the data from breach or overloading the network with attacks.

6

The Table set forth below shows what we have initially set as the PRG Token payments that are required for specific operational aspects of the software.

Action a user can do under the software once completed	The amount of a PRG Token that will be charged for each such action*
Distributor - Create a New Package	PRG the equivalent of $0.01 USD*
Distributor - Transfer a Package	PRG the equivalent of $0.01 USD*
Distributor - Quarantine a Package	PRG the equivalent of $0.01 USD*
Cultivator - Add Tag ID to a Plant	PRG the equivalent of $0.01 USD*
Cultivator - Add Tag ID to a Lot	PRG the equivalent of $0.01 USD*
Cultivator - Create a New Batch	PRG the equivalent of $0.01 USD*
Cultivator - Create a New Package	PRG the equivalent of $0.01 USD*
Manufacturer - Create a New Product	PRG the equivalent of $0.01 USD*
Transport - Pick Up/Drop Off a Product	PRG the equivalent of $0.01 USD*
Laboratory - Report Test Results	PRG the equivalent of $0.01 USD*
Retail - Sale of Each Product	PRG the equivalent of $0.01 USD*

* prices are subject to change

Some parts of the program have in fact already been completed. The remainder are in testing or are being developed. Because we cannot accurately predict various factors, including sufficient funding which is not assured, we cannot currently predict when we will have the program completed.

Cannabis Co-Working Space

In our initial business plan, it was anticipated that the PRG Tokens could be used to pay rent in a planned cannabis co-working space in a building located at 1463 Tamarind Ave, Los Angeles, CA 90028, acquired by our affiliate ParagonSpaces on May 1, 2018. The purchase price was $3,750,000. A third-party loan of $2,450,000 was obtained from the Keystone Real Estate Lending Fund, L.P. with the interest rate of 7.99% per annum, and the maturity date on May 1, 2019. The total amount of down payment of $1,565,624.76 was paid by ParagonCoin. The total amount paid for the property at closing on May 1, 2018 was $4,015,624.76

The property is located on a lot with a size of 8,405 square feet (0.19 Acres). The property consists of 3 detached buildings with a garage, 1 story high. The total size of the buildings is 4,364 square feet. It is located with easy access to the 101 Freeway, and the Metro Red Line (0.4 miles), and within a Qualified Opportunity Zone. The property was originally rebuilt in 2016 and renovated with high-end finishes and state-of-the-art technology upgrades throughout in 2018.

This property is now under contract for sale at a price of $4,200,000 as we have determined not to pursue this aspect of our initial business plan at this time.

For additional information about this property, see “Properties,” below.

7

Raw Materials

The Company does not produce any products that require us to purchase raw materials.

Intellectual Property

Paragon generally relies upon common law copyright, trademark and trade secret laws to protect and maintain its proprietary rights for its technology and products.

Paragon maintains a policy requiring our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements to protect its software, documentation and other proprietary information.

Notwithstanding the steps Paragon has taken to protect its intellectual property rights, third parties may infringe or misappropriate its proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies Paragon employs in its products, software and services built on blockchain technology for state mandated seed-to-sale tracking.

8

Competition

Computer software

The markets for Paragon’s computer products are intensely competitive, continually evolving and subject to changing technologies. Paragon will compete with three similarly situated companies and other types of competitors. Many of our competitors are substantially larger than us and have significantly greater name recognition, sales and marketing, financials, technical, customer support and other resources. These competitors also may have more established distribution channels and stronger relationships with potential customers. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products.

These competitors may enter our existing or future markets with products that may be less expensive, that may provide higher performance or additional features or that may be introduced more quickly than our products. Key competitive factors in each of the markets in which we currently compete and may compete in the future include: the ability to provide affordable solutions for small to midsize businesses; eliminating any potential conflict between the business, software provider, and the relevant state law regulations; reducing the risk of network attacks and data manipulation; covering the entire industry, including vertically integrated businesses, third parties and end-users.

We believe that our principal competitive advantages include:

•	Because of blockchain technology, no one can tamper or remove existing records.

•	Verified chain of custody and product history, quality assurance allowing to see the authentic information about the product.

•	Combined Contact Resource Management tools with sales, marketing, virtual inventory tracking, buying and selling opportunities.

•	Reliability and automation of sales process upon verification from the testing labs.

•	Ability to set custom conditions in contracts to execute or void agreements between parties.

•	Has features which make it easier to operate our software on iOS and Android mobile devices, as well as web browsers.

•	Easy to scale.

We believe that we compete favorably with our competitors on the basis of the factors mentioned above. However, if we are not able to compete successfully against our current and future competitors, it will be difficult to acquire and retain customers, and we may experience revenue declines, reduced operating margins, loss of market share and diminished value in our services.

Government Regulation

Except for SEC regulation concerning the offer, sale and resale of the PRG Tokens, we are not aware of any other government regulations covering our activities.

At the time of our Crowdsale, there were no Gibraltar regulation of our activities concerning the offer, sale and resale of the PRG Tokens. After we completed our Crowdsale, there was a new Gibraltar regulation requiring Gibraltar entities to do “Know Your Customer/Anti Money Laundering” procedures for all participants.

9

Research and Development

ParagonCoin itself had no formal research and development expenses during fiscal year 2018. However, its affiliated company, Paragon, invested substantially in developing the blockchain software-based tracking solution described herein.

Employees

Except for our officers and directors, we have no employees. We do, however, engage the services of various independent contractors from time-to-time to help us implement our business plan, including independent contractors working on the continued development of our computer software.

Emerging Growth Company

We are and we will remain an “emerging growth company” as defined under The Jumpstart Our Business Startups Act, or the JOBS Act, until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenues equal or exceed $1.07 billion, (ii) the last day of the fiscal year following the fifth anniversary of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed a “large accelerated filer” (with at least $700 million in public float) under the Exchange Act of 1934.

As an “emerging growth company”, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis”disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no requirement that we hold non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have taken advantage of some of these reduced burdens, and thus the information we provide you may be different from what you might receive from other public companies in which you hold securities.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

Notwithstanding the above, we are also currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and that had a public float of less than $250 million or annual revenues of less than $100 million during the most recently completed fiscal year. In the event that we are still considered a smaller reporting company, at such time as we cease being an emerging growth company, the disclosure we will be required to provide in our SEC filings will increase, but it will still be less than it would be if we were not considered either an emerging growth company or a smaller reporting company. Specifically, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.

10

Item 1A. Risk Factors.

Not Required of this Small Business Registrant

11

Item 2. Financial Information.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis should be read in conjunction with our combined financial statements and related notes. The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trend and should not be construed either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. See “Forward-Looking Statements.”

Overview

The Company is a provider of technology related services, including blockchain software based tracking solutions under development, to be provided as a “software as a service” (“SaaS”) ( product  for the cannabis industry.  The Company also provides co-working space in a building located in Los Angeles, California.  During 2017, we developed and issued a cryptographic token, ParagonCoin (PRG), which is intended to be used to pay for access to our current and future SaaS product offerings and for use of our co-working space.

The Company has experienced recurring losses and negative cash flows from operations. As of December 31, 2018 and 2017, the Company had cash and cash equivalents of $36,559 and $1,141,010, a working capital deficit of $14,863,257 and $827,373, deficiency in owner’s equity of $10,947,818 and $788,031, and an accumulated deficit of $10,909,009 and $788,759, all respectively. To date, the Company has in large part relied on its Token Crowdsale proceeds to fund its operations. The Company expects to continue to incur losses from operations for the near-term and these losses could be significant as the Company incurs costs and expenses associated with the development of the software.

We were subject of an enforcement action by the SEC associated with the Crowdsale of our PRG Tokens. We entered into a settlement with the SEC on November 16, 2018, which requires us to (i) facilitate a refund offering of the PRG Coins, (ii) pay a civil fine of $250,000, (iii) register the PRG Tokens and (iv) file periodic reports under the 1934 Act with the SEC. As of December 31, 2018, we paid $100,000 of the $250,000 fine. The Company plans to reduce its PRG performance obligation for any settlements under the refund obligation.

Results of Operations

The following comparative analysis of results of operations for 2018 and 2017 is based on the comparative audited combined financial statements, footnotes, and related information for the periods identified. This analysis should be read in conjunction with the combined financial statements and the notes to those statements that are included elsewhere in this Registration Statement.

12

The following table shows our results of operations for the periods indicated. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

			Change
	2018	2017	Dollars	Percentage
Revenue	$4,353	$-	$4,353	100%
Operating expenses	5,836,687	3,085,722	2,750,965	89%
Loss from operations	(5,832,334)	(3,085,722)	(2,746,612)	89%
Other income (loss)	(4,327,454)	2,295,291	(6,622,745)	-289%
Income tax expense	-	-	-	-
Net loss	$(10,159,787)	$(790,431)	$(9,369,357)	1,185%

13

Revenue

Revenue for 2018 primarily represents income from our co-working space. We acquired the property in May 2018, completed some improvements, and started to generate income thereafter. We also received revenues of $54 from transaction fees on usage of our software platform.

Operating expenses

Selling, General and Administrative Expenses

Selling, general and administrative expenses for 2018 were $5,707,077 representing an increase of $2,704,764, or a 90% increase, as compared to $3,002,313 for 2017. Legal fees related to the discussions and settlements with the SEC were the primary driver of this increase. Salary and wages related expenses increased by $469,508 and $312,303, respectively, due to increase in labor and full-time employees as the Company need expanded its product development, marketing and administrative activities. General and administrative expenses increased by $564,754 due to the overall increase of our operating activities. Sales and marketing expenses decreased by $652,832 due to 2017 incurring costs related to our Token Crowdsale.

Other income (losses)

Other income (losses) consists of net realized losses of $4,141,987 for 2018 and gains of $4,336,187 for 2017, as a result of change in the fair value of the cryptocurrency assets to their respective carrying values on such dates we needed to liquidate cryptocurrencies to fund operations. In 2017, we also incurred $2,040,880 for the cost of PRG offering, which was primarily marketing and commissions on sales.

Income Tax Expense

The Company did not incur income tax expense for 2018 and 2017 since the Company is in taxable loss positions.

Summary of Cash Flows 2018 and 2017

	2018	2017
Net cash used in operating activities	$(4,524,343)	$(1,603,858)
Net cash provided by investing activities	$1,043,868	$2,742,468
Net cash provided by financing activities	$2,376,024	$2,400

Operating Activities

Net cash used in operating activities for 2018 was $4,524,343. Cash was consumed from operations by the loss of $10,159,787, adjustments for non-cash items of $4,937,866 consisting of impairments and realized loss on cryptocurrency of $4,159,819, depreciation of $111,778, loan fees amortization of $50,263, expenses paid with cyrptocurrency totaling $616,060, and PRG coins received for services of $54. Changes in working capital accounts had a positive impact of $697,579 on cash, primarily brought by the significant increased in accounts payable by $1,075,620.

Net cash used in operating activities was $1,603,858 for 2017. Cash was consumed from operations by the loss of $790,431, adjustments for non-cash items of $1,417,642 consisting of impairments and realized loss on cryptocurrency of $4,255,007, expenses paid with cryptocurrency totaling $2,835,135 and depreciation of $2,230. Changes in working capital accounts had a positive impact of $2,742,468 on cash, primarily brought by the increase in advances from related parties of $461,788.

14

Investing Activities

Net cash provided by investing activities during 2018 was $1,043,869 which is comprised of proceeds from cryptocurrency sales and usage of $5,779,925, offset by purchases of building, property and equipment of $3,987,819 and software development costs incurred of $748,237.

Net cash provided by investing activities during 2017 was $2,742,467 which is comprised of proceeds from cryptocurrency sales and usage of $2,913,735, offset by purchases of property and equipment of $41,573 and software development costs incurred of $129,695.

Financing Activities

Cash provided by financing activities was $2,376,024 during 2018, which pertains to proceeds from mortgage loan.

Cash provided by financing activities was $2,400 during 2017, which pertains to the issuance of common stock.

Plan of Operations: Development of Paragon’s Track and Trace Computer software

Paragon’s current primary business is the continuing development of a track and trace computer software for use in the cannabis business but with applicability in many other businesses as well. Various individual transactions in this computer software will be paid for in PRG Tokens.

The PRG Tokens are used in a blockchain based "track and trace" solution that Paragon is currently developing with a marketplace for products and services in the agricultural and healthcare sectors.

The seed-to-sale solution is designed to provide the ability for an immutable ledger from the origination of the agricultural product (seed) and through the final sale to the end-user (sale), designed to reduce the risk of errors and protect the data from breach or network overload attacks.

The program has various operational modules. Some have been developed and tested and are currently operational and the remainder are being developed and tested as described below:

Paragon Wallet was released on October 16, 2018. Paragon Wallet allows users to send, receive, and request both PRG and ETH. The request feature allows for app users to create contacts, send requests to each other, and include a description surrounding the payment. The next feature we will be rolling out in the wallet will be a map of all licensed dispensaries.

B2B Paragon Marketplace is being worked on now, but we released a small part of the Marketplace called Paragon CRM. It was released to open Beta on March 12, 2019, with plans for the official launch in April 2019. Paragon CRM helps to keep track of buying and selling opportunities, allowing users to create and share buying and selling offers by adding desired products from their virtual inventory. When the Paragon Marketplace is introduced, it will allow users to manage physical inventory.

Paragon Management is in Alpha stage, with open Beta release scheduled for June 2019. This is the main module with core functionality that will allow for creating company profiles, license verification and management, file storage, creating and managing facilities and rooms, and employee management.

Paragon Distribution is in the Alpha stage, with anticipated release at the end of June 2019. This dedicated module will add functionality for transportation management, will allow creation of transfer manifests and preparation of products for laboratory testing, as well as monitoring the progress of each shipment in real time.

Paragon Cultivation is currently in the Alpha stage, with anticipated release to open Beta in July 2019. This module will help in monitoring and adjusting the status of the plant lifecycle, as well as keeping track of the resources, materials used, and waste accumulated during the cultivation process.

15

Paragon Laboratory is anticipated to be released to open Beta in August 2019. This module will allow testing laboratories to register and input product testing results.

Paragon Manufacturing is anticipated to be released to open Beta in August 2019. This module will allow manufacturers to select the process of extraction and infusion, as well as packing and labeling.

Paragon Retail module is anticipated to be released to open Beta in December 2019.

We anticipate that if we have sufficient funding, which is not assured, we can complete all aspects of the program by approximately the end of 2019, although there is no assurance we will be able to do so.

Bridge Loan

On February 28, 2019, we executed a promissory note for a $250,000 bridge loan provided by Jessica Lavrov and Egor Lavrov, our officers and directors. The loan is unsecured, has no interest and is payable upon sale of the ParagonSpace’s building. The funds for this bridge loan were provided by a third party.

Liquidity and Capital Resource

The following table summarizes total current assets, liabilities and working capital deficit for the periods indicated:

	2018	2017	Change
Current assets	$95,659	$11,750,920	$(11,655,261)
Current liabilities	14,958,916	12,578,293	2,380,623
Working capital deficit	$(14,863,257)	$(827,373)	$(14,035,883)

We have historically experienced recurring losses and negative cash flows from operations. At December 31, 2018, we had a working capital deficit of $14,863,257 which included cash and cash equivalents of $36,559.

As of December 31, 2018, we held cryptocurrency with a carrying value of $54,106.

Our combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have sustained losses and negative operating cash flows since inception, and have a deficiency in working capital of approximately $14.9 million at December 31, 2018. In addition, we have contingencies associated with the future outcome of recent regulatory settlement activities and asserted claims associated with our PRG issuances. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

The ability for us to continue as a going concern is dependent upon the ultimate settlement amounts associated with the regulatory and asserted claims against us, our ability to secure obtain capital from investors, proceeds from the sale of our ParagonSpaces building, and/or our ability to generate revenues sufficient to meet current and future obligations and deploy such capital to produce profitable operating results.  Management has evaluated these conditions and plans to generate cash through the sale of our building and attempt to raise capital from outside investors to satisfy our capital needs.  No assurance can be given that we will be successful in these efforts, or that such efforts will be sufficient for us to continue as a going concern for a reasonable period of time.  These combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Financial Condition and Management’s Plans

The accompanying combined financial statements have been prepared assuming that we will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. The Company believes that its ability to continue operations depends on its ability to generate revenues, sell its building, and/or obtain funding that will be sufficient to sustain its operations until it rolls out its core product offerings and achieve profitability and positive cash flows from operating activities.

16

The successful outcome of future activities cannot be determined at this time and there is no assurance that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operating results. The combined financial statements do not include any adjustments related to this uncertainty and as to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should we be unable to continue as a going concern.

The Company’s management has taken several actions in an effort to secure funding and generate revenue streams including:

1.	Sale of ParagonSpaces building.
2.	Continuing and finishing development of our computer software to drive revenues.

In addition to the actions above, the Company is evaluating raising additional capital, and considering other actions that may yield additional funding. Further, the Company’s management can implement expense reductions, as necessary. However, there is no assurance that the Company will be successful in obtaining funding or generating revenues sufficient to fund operations.

Recently issued and adopted accounting pronouncements:

The Company has evaluated all recently issued accounting pronouncements and believes such pronouncements do not have a material effect on the Company's financial statements. See Note 3 of the Combined Financial Statements at December 31, 2018 and 2017.

Off-Balance Sheet Arrangements

We do not have any outstanding derivative financial instruments, off-balance sheet guarantees, interest rate swap transactions or foreign currency forward contracts. Furthermore, we do not have any retained or contingent interest in assets transferred to an uncombined entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in an uncombined entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP, and our discussion and analysis of its financial condition and operating results require our management to make judgments, assumptions and estimates that affect the amounts reported in its combined financial statements and accompanying notes. Note 3, “Summary of Significant Accounting Policies” of the Notes to the Combined Financial Statements Item 15 of this registration Statement describes the significant accounting policies and methods used in the preparation of our combined financial statements. Management bases it estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of the asset and liabilities. Actual results may differ from these estimates and such differences may be material.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers” on January 1, 2018, which did not have any impact on the timing and amount of revenues.

The new revenue recognition standard prescribes a five-step model that focuses on transfer of control and entitlement to payment when determining the amount of revenue to be recognized. Under the new guidance, an entity is required to perform the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

17

We earn revenues through transaction fees generated by use of our software application, which we receive in the form of our PRG Token. When revenues are generated, we record revenue to reflect the transaction fees received in PRG. We earned $54 of such revenues in 2018.

We also generate revenue through use of our building space and hosting of events in our building space. Such revenues totaled $4,299 in 2018.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that management believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that we would be able to realize its deferred tax assets in the future in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We are required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any tax related appeals or litigation processes, based on the technical merits of the position. Paragon is a Subchapter-C corporation files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Derecognition of a tax benefit previously recognized results in the Company recording a tax liability that reduces net assets. However, management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations. We recognize interest accrued related to unrecognized tax benefits and penalties related to unrecognized tax benefits in income taxes payable, if assessed. No interest expense or penalties have been recognized.

Software Development Costs

We expense software development costs associated with our blockchain software based tracking solution modules as incurred until technological feasibility and marketability has been established, generally with our release of a beta version, at which time we capitalize such costs until general release. Such software development costs have been reflected as a reduction to the PRG Token obligation.

Indefinite Life Intangible Assets – Cryptocurrencies

We initially record Cryptocurrency when received at cost, and subsequently adjust each reporting period to the lower of cost or fair value. We recognize an impairment charge on these assets arising from decreases in market value based upon Level 2 inputs, being actively traded exchange’s closing prices at each reporting date, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such impairment in the value of cryptocurrencies is recorded as operating expenses in the combined statements of operations.

We realize gains and losses upon sale or transfer of cryptocurrencies and are recorded under other income (expense) in the combined statements of operations. We use cryptocurrencies to make payments to vendors and convert cryptocurrency holdings to other cryptocurrencies and US dollars as needed to fund our operations. The gains and losses recognized from non-cash transactions are reflected as adjustments to reconcile to operating cash flows in our combined statements of cash flows.

Contingencies

We record contingent liabilities resulting from asserted and unasserted claims when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Contingent liabilities are disclosed when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. The process of estimating probable losses requires professional judgment in the analysis of multiple factors, in some cases including judgments about the potential actions of third-party claimants and courts.

18

Item 3. Properties.

We have a virtual office in Gibraltar for which we pay approximately $220/month on a month-to-month basis.

We currently own a property located 1463 Tamarind Ave, Los Angeles, CA 90028, acquired by our affiliate ParagonSpaces on May 1, 2018.

The property is located on a lot with a size of 8,405 square feet (0.19 Acres). The property consists of 3 detached buildings and a garage, 1 story high, with a total of 4,364 square feet.

The terms of the purchase of the property were as follows: The purchase price was $3,750,000. A third-party loan of $2,450,000 was obtained from the Keystone Real Estate Lending Fund, L.P. with the interest rate of 7.99% per annum, and the maturity date on May 1, 2019. The total amount of cash down payment of $1,565,624.76 was paid by ParagonCoin. The total amount paid for the property at closing on May 1, 2018 was $4,015,624.76.

We have standard property insurance policies that were obtained through Sentinel Insurance Company, Limited.

This property is now under contract for sale at a price of $4,200,000 as we have determined not to pursue this aspect of our initial business plan at this time.

We currently do not intend to renovate, improve, or develop other properties. We currently do not intend to make further investments in real estate or acquire any interests in real estate and do not intend to make investments in real estate mortgages.  Further, we do not intend to make investments in securities of or interests in persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

PRG Tokens

As of June 30, 2018, there is no beneficial ownership of our PRG Tokens, by:

•	each stockholder known by us to own beneficially 5% or more of our outstanding PRG Tokens;
•	each director;
•	each named executive officer;
•	all of our executive officers and directors as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% or more of our outstanding PRG Tokens.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our PRG Tokens and any tokens subject to options that are currently exercisable or exercisable within 60 days of June 30, 2018 that are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, we believe the persons and entities in this table have sole voting and investing power with respect to all of the PRG Tokens beneficially owned by them, subject to community property laws, where they live.

19

Ordinary Shares of ParagonCoin

All 10,000,000 of our issued and outstanding Ordinary Shares are owned of record by Jessica VerSteeg Lavrov whose business address is 1463 Tamarind Ave, Los Angeles, CA 90028.

Ownership of Affiliates in Combined Financials

Jessica Lavrov owns all 10,000,000 issued and outstanding shares of Paragon and all issued and outstanding ownership interests of Paragon Spaces.

Item 5. Directors and Executive Officers.

The names, ages, positions, and periods served of the Company’s present executive officers and directors are set forth in the following table. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. The Board of Directors appoints officers annually and each executive officer serves at the discretion of the Board of Directors.

Name	Age	Positions	Period of Service Began
Jessica VerSteeg Lavrov (1)	31	Chief Executive Officer and Director	January 30, 2018
Egor Lavrov (1)	37	Chief Creative Officer and Director	January 30, 2018

_____________

(1)	Jessica Lavrov and Egor Lavrov are husband and wife.

There are no agreements with respect to electing directors.

The Company does not have any standing committees at this time, and due to its small size does not believe that committees are necessary at this time. As of the date of this Registration Statement, the Company’s entire Board fulfills the duties of an audit committee. None of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940.

Director and Officers Biographical Information

Jessica Lavrov joined us as CEO and Director in January 2018. She has been CEO of ParagonCoin, Inc., a Delaware corporation since May 2017 and ParagonSpaces, LLC, a California Limited Liability Company since January 2018. From December 2014 to May 2017, she was Co-Founder of Aubox, a subscription and delivery service company. From May 2014 to December 2015, she was a Model with Look Model Agency. From January 2013 to December 2015, she was a Model with Major Model Management. From June 2011 to December 2015, she was a Model with Base Model Agency. As a member of the Board, she contributes her experience and expertise on our products and services.

Egor Lavrov joined us as Chief Creative Officer in January 2018. He is the CCO of ParagonCoin, Inc., a Delaware corporation since May 2017 and ParagonSpaces, LLC, a California Limited Liability Company since January 2018. From December 2015 to date, he has been the Founder, CTO & Managing Partner of Zila Ventures, a Mobile Tech Development company, and Peak Mediation, a San Francisco based advertising platform that offered a programmatic monetization solution for mobile app developers. From April 2013 To February 2015, he was a self-employed business consultant. From May 2011 to May 2013, he was Chief Marketing Officer of A3 APT LLC, a mobile game publishing company. From July 2009 to September 2012 he was the Founder and CTO of Zila Networks and Karma World, companies that developed iOS and Android games and social media apps with over 5M downloads. Prior to that, Egor was Founder and CEO of Russtangrop, a Dominican-based company that was an official Apple, Bang & Olufsen and Vertu distributor and service provider. Egor Lavrov played a major role in making Internet mainstream in Russia as he started his career as a young entrepreneur in 1996 when he founded “Planeta Internet”, the first printed magazine about Internet in Russia. As a member of our board, Lavrov contributes his knowledge, understanding and versatile industry specific experience across all aspects of our products and services. Lavrov provides significant technical development, support, and expertise as well as assessing emerging industry trends.

20

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

(1) had a petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2) has been convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) has been the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii) Engaging in any type of business practice; or

(iii) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4) has been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in (3)(i) above, or to be associated with persons engaged in any such activity;

(5) has been found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6) has been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7) has been the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i) Any Federal or State securities or commodities law or regulation; or

(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) has been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

21

Item 6. Executive Compensation.

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2018 and 2017, certain information regarding the compensation earned by the Company’s named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year Ended December 31	Salary($)	Total ($)

Jessica VerSteeg Lavrov, CEO [2]	2017	$0	$0
	2018	0	0

Giovanti Humphries, CFO [1]	2017	$0	$0
	2018	0	0

Egor Lavrov, Chief Creative Officer [3]	2017	$0	$0
	2018	0	0

____________

[1] Giovanti Humphries commenced employment in April 2018 and left his employment with the Company in November 2018. His annual salary rate for the period of employment was $170,000.

[2] $45,000 of 2017 compensation was accrued and unpaid as of December 31, 2017; $79,550 of 2017 and 2018 compensation was accrued and unpaid as of December 31, 2018. Compensation was and continues to be accrued at the rate of $175,000 per annum.

[3] $30,000 of 2017 compensation was accrued and unpaid as of December 31, 2017; $74,091 of 2017 and 2018 compensation was accrued and unpaid as of December 31, 2018 Compensation was and continues to be accrued at the rate of $175,000 per annum.

Director Compensation

Directors do not receive compensation for serving as a Director of the Company.

Stock Option Plan [or Equivalent for PRG Tokens] and other Employee Benefits Plans

The Company does not maintain a formal Stock Option Plan or other Employee Benefit Plans. Informally, we have reserved 41,133,067 PRG Tokens for issuance under Employee Benefit Plans.

Overview of Compensation Program

We currently do not maintain a Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

22

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and directors of the Company.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Certain Transactions

From time to time we have received advances from, and have had various expenses paid on our behalf, by two related parties ultimately individually or via entities owned by Egor Lavrov and/or Jessica Lavrov. There is no formal repayment terms or interest rates established for these advances. The balance due was $88,741 and $461,788 at December 31, 2018 and 2017, respectively.

During 2017, we paid $463,000 to an entity owned ultimately by Egor Lavrov, a related party, for marketing services related to our Token Crowdsale.

Bridge Loan

On February 28, 2019, we executed a promissory note for an up to $250,000 bridge loan provided by Jessica Lavrov and Egor Lavrov, our officers and directors. The loan is unsecured, has no interest and is payable upon sale of the Paragon Spaces building. The funds for this bridge loan were provided by a third party.

List of Parents

None.

Director Independence

Director Independence

Jessica Lavrov and Egor Lavrov are our sole directors. None of our securities are listed or trade on any securities or currency exchange or other established public trading market. As a result, Jessica Lavrov and Egor Lavrov have reviewed their relationship with the Company in conjunction with NASDAQ Listing Rule 5605(a)(2) that provides that an “independent director” is ‘a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.’ Jessica Lavrov and Egor Lavrov have affirmatively determined that neither is an independent director pursuant to the standards described above.

Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board of Directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct.

Item 8. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

23

We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

Our Affiliate, Paragon, is involved in the following litigation: In January 2018, a class action complaint was brought in the Northern District of California alleging that Paragon’s sale of PRG Tokens constituted the sale of an unregistered security. Paragon and other named defendants have moved to dismiss the class action on the grounds that the class action complaint failed to state a claim, or, in the alternative, have asked that the Court compel arbitration as required by the terms and conditions agreed to by all public purchasers of PRG Tokens. Paragon is negotiating to resolve this matter, but, in the event that such a resolution cannot be reached, will continue to contest the matter vigorously.

For information about the Settlement with the SEC, please see “Explanatory Note,” above.

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.

Ordinary Shares

Our Ordinary Shares are Common Stock equivalents.

Market Information

The Ordinary Shares of the Company do not trade on any market.

Holders

As of March 29, 2019, there was one record holder of our Ordinary Shares.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our Ordinary Shares in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

The Company does not currently maintain any Equity Compensation Plans with Ordinary Shares.

Item 10. Recent Sales of Unregistered Securities.

Set forth below is information regarding PRG Tokens sold by us since our inception in April 2017, that were not registered under the Securities Act.

From August 2017 through October 2017, we offered and sold an aggregate of 15,309,869 PRG Tokens in a Crowdsale as well as through a Pre-Crowdsale (“Pre Sale”) and Simple Agreement for Future Tokens (“SAFT”) Agreements to an aggregate of 8,323 investors, raising an aggregate of $12,103,773 based on the fair value in US dollars of the cryptocurrencies used to pay for the tokens at the time of the issuance of the tokens.

During the same period, we also issued 353,628 PRG Tokens in connection with promotional codes and referrals associated with the above Offerings and distributed 3,830,345 PRG Tokens to various non-U.S. Consultants and Advisors.

As required under the terms and conditions of our Offering, during the same period an aggregate of 35,063,116 PRG Tokens were burned or otherwise destroyed.

With respect to the U.S. purchasers of our PRG Tokens, there was no section of the Securities Act or SEC rule for an exemption from registration for this transaction.

With respect to the non-U.S. purchasers of our PRG Tokens, we relied on Regulation S of the Securities Act since the transactions met the requirements of that Regulation.

24

Item 11. Description of Registrant's Securities to be Registered.

We are registering on this Registration Statement only our PRG Tokens, the terms of which are described below.

As of June 30, 2018, to the best of our knowledge we had an aggregate of 18,931,056 PRG Tokens issued and outstanding held by approximately 8,323 PRG Token Holders.

Voting Rights of PRG Tokens

Tokenholders have no legal voting rights.

Item 12. Indemnification of Directors and Officers.

Gibraltar law permits indemnification of officers, directors, or even any designated third party, by the Company for anything but willful misconduct or fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Item 13. Financial Statements and Supplementary Data.

The information required by this item may be found beginning on page F-1 of this Registration Statement and are incorporated herein by reference.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

25

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

26

ParagonCoin Limited

F-1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Member of ParagonCoin Limited

Gibraltar, Gibraltar

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of ParagonCoin Limited (the “Company”) at December 31, 2018 and 2017, and the related combined statements of operations, changes in deficiency in owner’s equity, and cash flows for the year ended December 31, 2018 and the period from April 26, 2017 (Inception) to December 31, 2017, and the related notes (collectively referred to as the financial statements).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and cash flows for the year ended December 31, 2018 and the period from Inception to December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has sustained losses since inception, and has a deficiency in working capital at December 31, 2018. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditor since 2019.

Boca Raton, Florida

March 29, 2019

F-2

ParagonCoin Limited Combined Balance Sheets December 31, 2018 and 2017

	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$36,559	$1,141,010
Other current assets	4,994	-
Digital assets - cryptocurrency	54,106	10,609,910
Total Current Assets	95,659	11,750,920

Non-Current Assets:
Building, property, and equipment, net	3,915,384	39,343
Digital assets - PRG tokens	54	-
Total Non-Current Assets	3,915,438	39,343

TOTAL ASSETS	$4,011,097	$11,790,262

LIABILITIES AND DEFICIENCY IN OWNER'S EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,218,047	$142,427
Due to related party	88,741	461,788
Mortgage loan, net of unamortized discount	2,426,287	-
PRG performance obligation	11,225,841	11,974,078
Total Current Liabilities	14,958,916	12,578,293

Total liabilities	14,958,916	12,578,293

Commitments and contingencies

Deficiency in Owner's Equity:
ParagonCoin Limited:
Ordinary stock , 1 par ($1.40 USD), 1,000 shares authorized, issued and outstanding	1,400	1,400
Paragon Coin, Inc.:
Common stock , $0.00001 par value, 10,000,000 shares authorized, issued, and outstanding	1,000	1,000
Preferred stock , $0.00001 par value, 5,000,000 shares authorized, zero shares issued and outstanding	-	-
Paragon Spaces, LLC:
Deficiency in member's equity	(41,209)	(1,672)
Accumulated deficit	(10,909,009)	(788,759)
Total Deficiency in Owner's Equity	(10,947,818)	(788,031)

TOTAL LIABILITIES AND DEFICIENCY IN OWNER'S EQUITY	$4,011,097	$11,790,262

See accompanying notes to combined financial statements.

F-3

ParagonCoin Limited Combined Statements of Operations For the periods ended December 31, 2018 and 2017

	2018	2017

Net revenues	$4,353	$-

Operating Expenses:
General and administrative	4,262,112	904,516
Sales and marketing	1,444,964	2,097,797
Impairment loss on cryptocurrency	17,832	81,180
Depreciation - building	94,895	-
Depreciation - other	16,883	2,230
Total Operating Expenses	5,836,687	3,085,722

Loss from operations	(5,832,334)	(3,085,722)

Other Income/(Expense):
Net realized gains/(losses) on cryptocurrency holdings	(4,141,987)	4,336,187
Cost of PRG offering	-	(2,040,880)
Interest expense	(185,467)	(16)
Total Other Income/(Expenses)	(4,327,454)	2,295,291

Net loss before income taxes	(10,159,787)	(790,431)

Provision for income taxes	-	-

Net Loss	$(10,159,787)	$(790,431)

See accompanying notes to combined financial statements.

F-4

ParagonCoin Limited Combined Statements of Changes in Deficiency in Owner’s Equity For the periods ended December 31, 2018 and 2017

	ParagonCoin Limited		Paragon Coin, Inc.				Paragon Spaces, LLC
							Member's Equity/		Total Deficiency in
	Common Stock		Preferred Stock		Common Stock		(Deficiency)	Accumulated	Owner's
	Shares	Amount	Shares	Amount	Shares	Amount	Amount	Deficit	Equity

Balance at April 26, 2017 (inception)	-	$-	-	$-	-	$-	$-	$-	$-

Issuance of common stock	1,000	1,400	-	-	10,000,000	1,000	-	-	2,400
Net loss	-	-	-	-	-	-	(1,672)	(788,759)	(790,431)
Balance at December 31, 2017	1,000	$1,400	-	$-	10,000,000	$1,000	$(1,672)	$(788,759)	$(788,031)

Net loss	-	-	-	-	-	-	(39,537)	(10,120,251)	(10,159,787)
Balance at December 31, 2018	1,000	$1,400	-	$-	10,000,000	$1,000	$(41,209)	$(10,909,009)	$(10,947,818)

See accompanying notes to combined financial statements.

F-5

ParagonCoin Limited Combined Statements of Cash Flows For the periods ended December 31, 2018 and 2017

	2018	2017

Cash Flows from Operating Activities
Net loss	$(10,159,787)	$(790,431)
Reconciliation of net loss to net cash used in operating activities:
Impairments and realized (gain) loss on cryptocurrency	4,159,819	(4,255,007)
Depreciation	111,778	2,230
Loan fees amortization	50,263	-
Expenses paid with cryptocurrency	616,060	2,835,135
PRG received for services	(54)	-
Changes in operating assets and liabilities:
Increase in other current assets	(4,994)	-
Advances from/(repayments to) related parties	(373,047)	461,788
Increase in accounts payable	1,075,620	142,427
Net cash used in operating activities	(4,524,343)	(1,603,858)

Cash Flows from Investing Activities
Purchase of building, property and equipment	(3,987,819)	(41,573)
Proceeds from cryptocurrency sales and usage	5,779,925	2,913,735
Software development costs incurred against performance obligation	(748,237)	(129,695)
Net cash provided by investing activities	1,043,868	2,742,468

Cash Flows from Financing Activities
Proceeds from building loan, net of closing costs	2,376,024	-
Proceeds from common stock issuances	-	2,400
Net cash provided by financing activities	2,376,024	2,400

Net change in cash	(1,104,451)	1,141,009

Cash at beginning of the period	1,141,010	-
Cash at end of the period	$36,559	$1,141,009

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest expense	$185,467	$16
Cash paid for income tax	$-	$-

Supplemental Disclosure of Non-Cash Financing Activities:
Cryptocurrency received in Token Crowdsale	$-	$12,103,773

See accompanying notes to combined financial statements.

F-6

ParagonCoin Limited

Notes to Combined Financial Statements

NOTE 1: NATURE OF OPERATIONS

Paragon Coin Limited (collectively, the “Company” or “we”) is a provider of technology related services, including blockchain software based tracking solutions under development, to be provided as a “software as a service” (“SaaS”) product for the cannabis industry. We also provide co-working space in a building located in Los Angeles, California. During 2017, we developed and issued a cryptographic token, ParagonCoin (PRG), which is intended to be used to pay for access to our current and future SaaS product offerings and for use of our co-working space.

Our combined financial statements consist of the following entities (each an “Entity”, collectively the “Entities”), which have been combined for financial reporting purposes due to its common ownership, management and integrated operations:

•

ParagonCoin Limited (ParagonCoin), a Gibraltar Company organized on April 26, 2017.  ParagonCoin was originally called Nocturne Limited, which was renamed to ParagonCoin Limited on January 30, 2018.  The Entity was organized to develop and issue a cryptographic token, PRG.  The Entity’s activities since inception have consisted of formation activities and conducting a Token Crowdsale of PRG.

•

Paragon Coin, Inc.  (Paragon), a Delaware Company organized on July 6, 2017.  Paragon was organized to deploy a suite of blockchain enabled products to organize, systematize, and bring verification and stability to the cannabis industry.

•

ParagonSpaces, LLC (ParagonSpaces), a California Limited Company organized on January 17, 2018. Paragon Spaces was organized to acquire and lease spaces for coworking, office spaces, meetings, events and communal area to relax and network.

The Company and each of its Entities are dependent upon additional capital resources for the commencement of their planned principal operations and are subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the planned operations and/or to profitably operate the businesses.

NOTE 2: GOING CONCERN CONSIDERATIONS

Our combined financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have sustained losses and negative operating cash flows since inception, and have a deficiency in working capital of approximately $14.9 million at December 31, 2018. In addition, we have contingencies associated with the future outcome of recent regulatory settlement activities and asserted claims associated with our PRG issuances. These factors, among others, raise substantial doubt about our ability to continue as a going concern.

The ability for us to continue as a going concern is dependent upon the ultimate settlement amounts associated with the regulatory and asserted claims against us, our ability to secure capital from investors, proceeds from the sale of our ParagonSpaces building, and/or our ability to generate revenues sufficient to meet current and future obligations and deploy such capital to produce profitable operating results.  Management has evaluated these conditions and plans to generate cash through the sale of our building and will attempt to raise capital from outside investors to satisfy our capital needs.  No assurance can be given that we will be successful in these efforts, or that such efforts will be sufficient for us to continue as a going concern for a reasonable period of time.  These combined financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

F-7

ParagonCoin Limited

Notes to Combined Financial Statements

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

We have prepared the accompanying financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”). These financial statements include the combined accounts of Paragon, Paragon and ParagonSpaces from their inception. All inter-company transactions and balances between and among these entities have been eliminated in combination.

Use of Estimates

The preparation of combined financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balances

We consider all highly liquid securities with an original maturity of three months or less when acquired to be cash equivalents. Our cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. Our cash balances exceeded FDIC insured balances by $0 and $891,010 at December 31, 2018 and 2017, respectively.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities, and mortgage loan payable approximate their fair values because of the short maturities and/or market interest of these financial instruments.

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable of unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

F-8

ParagonCoin Limited

Notes to Combined Financial Statements

Building, Property and Equipment

Our building, property, and equipment are recorded at cost. We record depreciation for building, property and equipment using the straight-line method over the estimated useful economic lives of the associated assets (30-year life for building, 15-year live for building improvements, and 3-5 years for property and equipment). We review our long-lived assets for recoverability, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of specific long-lived assets might not be recoverable.

Intangible Assets

Digital Assets - Cryptocurrencies

We initially record Cryptocurrency when received at cost, and subsequently adjust each reporting period to the lower of cost or fair value. We recognize an impairment charge on these assets arising from decreases in market value based upon Level 2 inputs, being actively traded exchange’s closing prices at each reporting date, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Such impairment in the value of cryptocurrencies is recorded as operating expenses in the combined statements of operations.

We realize gains and losses upon sale or transfer of cryptocurrencies, and are recorded under other income (expense) in the combined statements of operations. We use cryptocurrencies to make payments to vendors and convert cryptocurrency holdings to other cryptocurrencies and US dollars as needed to fund our operations. The gains and losses recognized from non-cash transactions are reflected as adjustments to reconcile to operating cash flows in our combined statements of cash flows.

Software Development Costs

We expense software development costs associated with our blockchain software based tracking solution modules as incurred until technological feasibility and marketability has been established, generally with our release of a beta version, at which time we capitalize such costs until general release. Such software development costs have been reflected as a reduction to the PRG performance obligation.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers” on January 1, 2018, which did not have any impact on the timing and amount of revenues. The new revenue recognition standard prescribes a five-step model that focuses on transfer of control and entitlement to payment when determining the amount of revenue to be recognized. Under the new guidance, an entity is required to perform the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfies a performance obligation.

F-9

ParagonCoin Limited

Notes to Combined Financial Statements

We earn revenues through transaction fees generated by use of our software application, which we receive in the form of our PRG Token. When revenues are generated, we record revenue to reflect the transaction fees received in PRG. We earned $54 of such revenues in 2018.

We also generate revenue through leasing of our building space, and hosting of events in our building space. Such revenues totaled approximately $4,300 in 2018.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We recognize deferred tax assets to the extent that management believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that we would be able to realize its deferred tax assets in the future in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We are required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any tax related appeals or litigation processes, based on the technical merits of the position. Paragon is a Subchapter-C corporation files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. states. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Derecognition of a tax benefit previously recognized results in us recording a tax liability that reduces net assets. However, management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations. We recognize interest accrued related to unrecognized tax benefits and penalties related to unrecognized tax benefits in income taxes payable, if assessed. No interest expense or penalties have been recognized.

Contingencies

We record contingent liabilities resulting from asserted and unasserted claims when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Contingent liabilities are disclosed when there is a reasonable possibility that the ultimate loss will exceed the recorded liability. The process of estimating probable losses requires professional judgment in the analysis of multiple factors, in some cases including judgments about the potential actions of third party claimants and courts.

F-10

ParagonCoin Limited

Notes to Combined Financial Statements

Recently Issued Accounting Standards

Cash Flows: In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments”, which addresses eight specific cash flow issues with the objective of reducing diversity in practice. This update is effective beginning in 2020 and should be applied using a retrospective transition approach. We currently are evaluating the effect this ASU will have on our combined financial statements.

Leases: In February 2016, the FASB issued ASU No. 2016-02, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard will become effective for our fiscal 2019 combined financial statements. We expect to recognize ROU assets and related obligations on our combined balance sheet upon adoption.

NOTE 4: BUILDING, PROPERTY AND EQUIPMENT

Building, property and equipment at December 31, 2018 and 2017 are as follows:

	2018	2017
Building	$3,750,000	$-
Building improvements	154,747	-
Furniture and fixtures	62,242	1,141
Computers	62,403	40,431
	4,029,392	41,573
Accumulated depreciation	(114,008)	(2,230)
Building, property, and equipment, net	$3,915,384	$39,343

The Building is collateral for a mortgage loan. See note 10.

Depreciation on building, property and equipment are included in general and administrative expenses and amounted to $111,778 and $2,230 for the years ended December 31, 2018 and 2017, respectively.

See subsequent events note 12.

NOTE 5: DIGITAL ASSETS - CRYPTOCURRENCIES

We settle liabilities using cash and, on occasion, cryptocurrencies. When cryptocurrency is transferred for cash, the transferred cryptocurrency is written off, and the difference between the cash received and the carrying amount of the cryptocurrency is recorded in earnings. When cryptocurrency is transferred for the settlement of liabilities, the difference between the liability extinguished and the carrying amount of the cryptocurrency is recorded in earnings.

F-11

ParagonCoin Limited

Notes to Combined Financial Statements

Due to the lack of authoritative guidance under GAAP, we account for our holdings in cryptocurrency as intangible assets. As a result, we initially measure the cryptocurrency at cost. Since there is no limit on the useful life of the cryptocurrencies, they are classified as indefinite-lived intangible assets.

Indefinite-lived intangible assets are not subject to amortization, but rather are tested for impairment on an annual basis and more frequently if events or circumstances change that indicate that it is more likely than not that the asset is impaired. As a result, we recognize decreases in the value of our holdings in cryptocurrency. Both Bitcoin and Ether are traded on exchanges in which there are observable prices in an active market. We consider quoted prices below our carrying cost to be an impairment indicator. The quoted price and observable prices are determined by the Company using a principal market analysis in accordance with ASC 820, Fair Value Measurement.

We consider each cryptocurrency as a separate unit of account when evaluating cryptocurrencies for impairment. We track the weighted average unit cost of each cryptocurrency received or purchased, when performing impairment testing and upon disposition either through sale or exchanged for goods or services.

Net realized gains (losses) on cryptocurrency holdings were $4,336,187 loss and $4,141,987 gain for the years ended December 31, 2018 and 2017, respectively. The Company recorded a $17,832 and $81,180 impairment charge against its cryptocurrency holdings at December 31, 2018 and 2017, respectively.

The indefinite lived tangible activity for the periods ended December 31, 2018 and 2017 are as follows:

Balance at April 26, 2017 (inception)	$-
Receipt of cryptocurrency in Token Crowdsale	12,103,773
Payments via cryptocurrency	(2,835,135)
Withdrawls of cryptocurreny	(2,913,735)
Impairment loss on cryptocurrency	(81,180)
Net realized gains/(losses) on cryptocurrency holdings	4,336,187
Balance at December 31, 2017	10,609,910
Payments via cryptocurrency	(616,060)
Withdrawls of cryptocurreny	(5,779,925)
Impairment loss on cryptocurrency	(17,832)
Net realized gains/(losses) on cryptocurrency holdings	(4,141,987)
Balance at December 31, 2018	$54,106

NOTE 6: PRG TOKEN OBLIGATION

We conducted Token Crowdsale of PRG during 2017. The total supply of tokens created was 200,000,000, where 35,063,116 were destroyed as unused in the Crowdsale, leaving a 164,936,884 supply of tokens.

F-12

ParagonCoin Limited

Notes to Combined Financial Statements

We have reserved 100,000,000 PRG tokens in accordance with White Paper for: 1) the stage 2 sale of 50,000,000 tokens at the then market value of the tokens no sooner than 2021; 2) a controlled reserve held by us of 40,000,000 PRG tokens to maintain price support and circulation stabilization; and 3) 10,000,000 PRG tokens held in a community controlled reserve to be used for the best startup ideas as voted by the PRG community. None of these tokens have been authorized for issuance.

Pursuant to the provisions contained in the White Paper, we also have reserved 41,133,067 PRG tokens for issuance to satisfy agreements, payment of employees or advisors, and for technical and business development purposes.

During 2017, we issued 15,309,870 PRG tokens in conjunction with the Token Crowdsale. Total proceeds from the Crowdsale were $12,103,773 based on the fair value (in US dollar) of the cryptocurrencies we received for the tokens at the time of token issuance. In conjunction with the Token Crowdsale we issued 3,603,522 PRG tokens as consideration to advisors and service providers.

The following table presents the coin activity:

	In Circulation	Held by Paragon Group
Balance at April 26, 2017 (inception)	-	-
PRG issued in Token Crowdsale	15,309,870	146,023,492
PRG issued to advisors in Token Crowdsale	3,603,522	-
Balance at December 31, 2017	18,913,392	146,023,492
PRG received as transaction fees on the PRG platform	(336)	336
Balance at December 31, 2018	18,913,056	146,023,828

The PRG token is an ERC-20 token issued on the Ethereum blockchain which was expected to be utilized in connection with the continued development of the Paragon token and the blockchain software based tracking solutions in process (the “Project”). The PRG token also is expected to be utilized for the use of real estate (ParagonSpaces). The Token Crowdsale proceeds of $12,103,773 for developing the Project has been recorded as performance obligation liability in the combined balance sheets at December 31, 2018 and 2017, net of costs incurred in satisfying the performance obligations created in the initial coin offering.

The PRG token does not provide the holder with a security interest in our issuing entity, ParagonCoin, or establish an economic or ownership right to the performance of specific assets, nor is there a form of partnership, joint venture, agency or any similar relationship between a PRG token holder and us and/or other individuals or entities involved with our Project. The PRG tokens do not pay interest and have no maturity date. Our PRG tokens confer only the right to services in the Project and/or right to use our ParagonSpaces real estate, and confer no other rights of any form with respect to us including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights.

F-13

ParagonCoin Limited

Notes to Combined Financial Statements

We evaluated the terms of the PRG tokens and determined that, when sold, these tokens represent an obligation by us with counterparties that were determined to not be customers. Therefore, we determined that the PRG tokens, when sold by us, are similar by analogy to debt securities under with ASC 320, Investments – Debt and Equity Securities (“ASC 320”). ASC 320 applies to all debt securities and defines a debt security as any security representing a creditor relationship. Based on its terms, the PRG tokens are not debt securities in legal form, but are considered an obligation (as defined by FASB Concepts Statement No. 6, Elements of Financial Statements) of us as issuer, since we represented that the proceeds raised would be used to fund future development of the Project. Therefore, we consider the PRG token, when sold, as an obligation by us in accordance with ASC 320, which effectively creates a creditor relationship to holders of our PRG tokens. Subsequent to the distribution of PRG tokens in the initial coin offering to those parties who contributed towards the funding of the Project, no additional PRG tokens were sold.

We have considered the costs to satisfy our performance obligations and determined that the Project represents a “funded software arrangement”, and the parties who purchased tokens contributed towards the funding of the Project represent collaborators and not customers. Therefore, software development costs related to the Project were applied against the PRG performance obligation. Future software development costs associated with the Project will be applied against the PRG performance obligation. Any amounts remaining after the Project is completed shall be credited to income.

The PRG performance obligation activity as of and for the periods ended December 31, 2018 and 2017 is as follows:

Balance at April 26, 2017 (inception)	$-
Fair value of proceeds received in Token Crowdsale	12,103,773
Payments made on software development for performance obligation	(129,695)
Balance at December 31, 2017	11,974,078
Payments made on software development for performance obligation	(748,237)
Balance at December 31, 2018	$11,225,841

NOTE 7: INCOME TAXES

ParagonCoin Limited and Paragon Spaces, LLC

ParagonCoin and ParagonSpaces are treated as partnerships for federal and state income tax purposes with all income tax liabilities and/or benefits of these entities are passed through to its member. As such, we have not provided for recognition of any federal or state income taxes for these entities in the accompanying combined financial statements.

F-14

ParagonCoin Limited

Notes to Combined Financial Statements

Paragon Coin, Inc.

We use the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between our financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. We record a valuation allowance when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the combined financial statements.

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to treatment of unrealized losses on cryptocurrency holdings for income tax purposes and for net operating loss carryforwards. At December 31, 2018 and 2017, we had net deferred tax assets before valuation allowance of $2,706,159 and $178,811, respectively. The deferred tax asset is attributed to net operating loss carryforwards for $2,678,483 and $156,119 and cryptocurrency impairments for $27,676 and $22,691 for the periods ended December 31, 2018 and 2017, all respectively.

We recognize deferred tax assets to the extent that management believes that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. We assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2018 and the period ended December 31, 2017, cumulative losses through December 31, 2018, and no history of generating taxable income. Therefore, valuation allowances of $2,706,159 and $178,811 were recorded at December 31, 2018 and 2017, respectively. Deferred tax assets were calculated using our combined effective tax rate, which we estimated to be 28%. The effective rate is reduced to 0% for 2018 and 2017 due to the full valuation allowance on our net deferred tax assets.

Our ability to utilize net operating loss carryforwards will depend on our ability to generate adequate future taxable income. At December 31, 2018 and 2017, we had net operating loss carryforwards available to offset future taxable income in the amounts of $9,582,438 and $558,526, which may be carried forward and will expire between 2037 and 2038 in varying amounts.

F-15

ParagonCoin Limited

Notes to Combined Financial Statements

Our management has evaluated our income tax positions and has determined that we do not have any uncertain tax positions, other than the following: We have an uncertain tax position related to realized gains reported to its officers, which may be deemed by tax authorities to be partially or fully attributable to Paragon. No provision has been recorded for the potential outcome of this tax position. We will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

In December 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was enacted into law and the new legislation contains several key tax provisions that affected the Company, including a reduction of the corporate income tax rate to 21% effective January 1, 2018, among others. The Company is required to recognize the effect of the tax law changes in the period of enactment, such as determining the transition tax, remeasuring deferred tax assets and liabilities, as well as reassessing the net realizability of our deferred tax assets and liabilities.

We may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. Paragon is not presently subject to any income tax audit in any taxing jurisdiction, though its 2017-2018 tax years remain open to examination as these tax returns have not yet been filed.

NOTE 8: DEFICIENCY IN OWNER’S EQUITY

ParagonCoin

Ordinary Stock

ParagonCoin has authorized 1,000 shares of ordinary stock at $1 GDP par value. On January 30, 2018, we issued 1,000 shares of ordinary stock to our founder for $1,400. At December 31, 2018 and 2017, 1,000 shares were issued and outstanding.

Paragon

Preferred Stock

Paragon has authorized 5,000,000 shares of preferred stock at $0.00001 par value. At December 31, 2018 and 2017, no shares were issued and outstanding.

Common Stock

Paragon has authorized 10,000,000 shares of common stock at $0.00001 par value. On July 11, 2017, we issued 10,000,000 shares of common stock to our founder for $1,000. At December 31, 2018 and 2017, 10,000,000 shares were issued and outstanding.

ParagonSpaces

Member’s Equity

ParagonSpaces is 100% owned by its founder. The debts, obligations, and liabilities of this entity, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the entity, and no member of the entity is obligated personally for any such debt, obligation, or liability.

F-16

ParagonCoin Limited

Notes to Combined Financial Statements

NOTE 9: RELATED PARTY TRANSACTIONS

Due to Related Parties

From time to time we have received advances from, and have had various expenses paid on our behalf by two related parties. There is no formal repayment terms or interest rates established for these advances. The balance due was $88,741 and $461,788 at December 31, 2018 and 2017, respectively.

During 2017, we paid $463,000 to an entity owned by a related party for marketing services related to our Token Crowdsale.

NOTE 10: MORTGAGE LOAN

On April 27, 2018, ParagonSpaces entered into a loan for the purchase of a building in the principal amount of $2,450,000. The loan bears interest of 7.99% per annum, requires interest-only monthly commencing June 1, 2018, with all principal due and payable on the May 1, 2019, but may be extended to May 1, 2020. This loan is collateralized by the building and related improvements.

See subsequent events note 12.

NOTE 11: CONTINGENCIES

We are subject to the following regulatory actions and legal proceedings:

SEC Enforcement Action and Settlement

We were subject of an enforcement action by the United States Securities and Exchange Commission (“SEC”) associated with our Token Crowdsale of our PRG Tokens.  We entered into a settlement with the SEC on November 16, 2018, which requires us to (i) facilitate a refund offering of the PRG tokens, (ii) pay a civil fine of $250,000, (iii) register the PRG tokens and (iv) file periodic reports under the ’34 Act with the SEC.  At December 31, 2018, we paid $100,000 of the $250,000 fine.  We plan to reduce our PRG performance obligation for any settlements under the refund obligation.

In conjunction with the Settlement Agreement with the SEC, parties who obtained PRG Tokens from our public offering on or before October 15, 2017 (the “Potential Claimants”) are entitled to a refund in the amount of consideration paid, plus interest, less the amount of any income received thereon. We are to distribute claim forms by electronic means to the Potential Claimants within 60 days of the filing (the “Refund Offer”) of our registration statement on Form 10 or the date that the Form 10 becomes effective, whichever is sooner. The Potential Claimants must submit claims forms within three months of this date (the “Claim Form Deadline”). We are obligated to settle all valid claims within three months of the Claim Form Deadline.

F-17

ParagonCoin Limited

Notes to Combined Financial Statements

The total amount of cryptocurrency that ParagonCoin received was approximately $12.1 million, which was recorded as a liability (PRG token obligation) in our combined balance sheets. The amount of interest that Paragon will be obligated to pay is dependent on the amount of valid refund claims submitted by the Potential Claimants. As a result, we are unable to reasonably estimate the interest that will be paid and have not recorded a related liability in the accompanying combined financial statements.

Class Action Lawsuit

Paragon has been named as a defendant to a class action lawsuit, which alleges violations of Federal Securities Laws. The Plaintiffs seek to rescind the Token Crowdsale and recover compensatory damages. As we have recorded a liability for the full amount of proceeds from the Crowdsale, and any additional exposure it may have is not known nor estimable at December 31, 2018, no additional liability has been recorded associated to this matter.

NOTE 12: SUBSEQUENT EVENTS

Payment Required by SEC Order

On March 15, 2019, we made a payment of an additional $75,000 toward the outstanding balance of the civil money penalty required by the SEC's Order. The total payment made towards this balance is currently $175,000 out of the total of $250,000.

Bridge Loan

On February 28, 2019, we executed a promissory note for an up to $250,000 bridge loan provided by Jessica Lavrov and Egor Lavrov, our officers and directors. The loan is unsecured, has no interest and is payable upon sale of the ParagonSpace’s building. The funds for this bridge loan were provided by a third party.

Building Sale and Related Loan Repayments

On March 22, 2019, we accepted an offer from a third party for the purchase and sale of our building located in Los Angeles, California. Closing of the transaction is subject to certain conditions precedent. The proceeds from the sale will be used to repay the loans and provide for working capital.

F-18

(b) Exhibits.

Exhibit Number*	Title of Document

Item 3	Articles of Incorporation and Bylaws
3.01	Certificate of Incorporation of ParagonCoin Limited
3.02	Articles of Incorporation of Paragon Coin, Inc.
3.03	Bylaws of Paragon Coin, Inc.
3.04	Articles of Organization of ParagonSpaces LLC

Item 4	Instruments Defining the Rights of Security Holders, including Indentures
4.01	Terms and Conditions - Presale
4.02	Terms and Conditions - Crowdsale

Item 10	Material Contracts
10.01	Contract for Creation of Tokens
10.02	Purchase Contract for California property owned by ParagonSpaces LLC
10.03	Mortgage documents for California property owned by ParagonSpaces LLC
10.04	Sale Contract for California property owned by ParagonSpaces LLC
10.5	Bridge Loan Agreement

*All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document.

27

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

ParagonCoin Limited

Date: March 29, 2019	By:	/s/ Jessica VerSteeg Lavrov
Jessica VerSteeg Lavrov, President,
Chief Executive Officer (Principal Executive
Officer, Principal Financial Officer, Principal Accounting Officer)

28